Exhibit 99.1

IKON NAMES ROBERT F. WOODS SENIOR VICE PRESIDENT AND CFO

IBM and DuPont Veteran Brings 27 Years of Financial Experience to CFO Role

Valley Forge, Pennsylvania—September 21, 2004—IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced the appointment of Robert F. Woods as the Company’s new Senior Vice President and Chief Financial Officer, following the July 29 announcement of William S. Urkiel’s plans for retirement. Mr. Urkiel will continue to support IKON and Mr. Woods as a part of the Company’s transition plan to ensure a smooth transfer of responsibilities. Mr. Woods’ appointment to his new role with IKON will be effective September 30.

Mr. Woods joins IKON from IBM Corporation, where he was Vice President and Controller responsible for the financial strategy, planning and execution for worldwide operations, overseeing IBM’s financial staff of more than 10,000 employees and contractors. During his nine years at IBM, Mr. Woods also played a critical role in establishing financial controls and achieving full compliance with government mandates. He joined IBM in 1995 as Vice President of Services, Sales and Business Development for Asia Pacific, and then moved on to the role of Vice President — Finance with responsibility for all financial matters of IBM’s Asia Pacific operations. Following this position, Mr. Woods served as Vice President and Treasurer for IBM.

Prior to his nine years with IBM, Mr. Woods spent 16 years with DuPont where he also held several senior positions in corporate and regional offices, including Vice President and Managing Director, DuPont Asia Pacific and Vice President, Finance, DuPont Mexico.

“Bob Woods brings the expertise and experience we need in a CFO as we accelerate our focus on geographic and market expansion opportunities and achieving operational efficiency within a well-integrated, scalable support structure. His successful career is marked by influential financial and business development leadership positions, at the corporate level and internationally, that fit well with this direction,” said Matthew J. Espe, Chairman and Chief Executive Officer, IKON Office Solutions. “Bob’s ability to manage capital and investment decisions also complements the operational improvements and financial accountability Bill Urkiel helped establish Company-wide in recent years. I look forward to working with Bob and welcome him to the team.”

Mr. Woods, 49, a CPA since 1979, holds a Bachelor of Science in Accounting from Villanova University and an M.B.A. in Finance from Widener University.

About IKON

IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world’s largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and HP and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry’s broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development, as well as equipment lease financing. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

(GIKN)

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